Exhibit 3.2

FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

OF

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

FIRST: The Amended and Restated Bylaws (the “Bylaws”) of Jones Lang LaSalle Income Property Trust, Inc., formerly Excelsior LaSalle Property Fund, Inc., a Maryland corporation (the “Corporation”), are hereby amended by deleting Section 2 of Article III in its entirety and substituting in lieu thereof a new Section 2 to read as follows:

Section 2. NUMBER; QUALIFICATION; NOMINATION. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that (i) the number of directors shall never be more than 15 nor fewer than five, (ii) a majority of the directors shall be independent of the Manager and the Advisor (the “Independent Directors”), (iii) at least one director must be an officer, director or employee of the Manager or its affiliates for so long as the Manager is the manager of the Fund and at least one director must be an officer, director or employee of the Advisor or its affiliates for so long as the Advisor is the advisor of the Fund (the “Affiliated Directors”) and (iv) the tenure of office of a director shall not be affected by any decrease in the number of directors. The only individuals qualified to serve as directors are those individuals elected in accordance with the applicable provisions of Maryland law, the Charter and these Bylaws. The Manager shall have the non-exclusive authority, for so long as the Manager is the manager of the Fund, to designate for nomination a slate of directors that will include the Affiliated Directors to be voted on by the stockholders and in the event that the Manager is no longer the manager of the Fund, the Advisor shall have the right to designate for nomination its Affiliated Director to be voted on by the stockholders.

SECOND: The Bylaws are hereby amended by deleting the phrase, “one or more vice presidents,” from the first sentence of Section 1 of Article IV.

THIRD: The Bylaws are hereby amended by deleting Section 6 of Article IV in its entirety and substituting in lieu thereof a new Section 2 to read as follows:

Section 6. VICE PRESIDENTS. Each vice president, if any, shall perform those duties as may be assigned to such vice president by the Board of Directors from time to time and shall only exercise that authority as may be delegated to each vice president by the Board of Directors from time to time. The Board of Directors may designate one or more vice presidents as senior vice president, executive vice president or as vice president for particular areas of responsibility.

FOURTH: Except as amended hereby, the rest and remainder of the Bylaws shall be and remain in full force and effect.